SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549

                             -----------------

                                SCHEDULE 13G
                               (Rule 13d-102)

        INFORMATION TO BE INCLUDED IN THE STATEMENTS FILED PURSUANT
               TO RULES 13d-1(b), (c), AND (d) AND AMENDMENTS
                               THERETO FILED
                         PURSUANT TO RULE 13d-2(b)


                       Synaptic Pharmaceutical Corp.
                       -----------------------------
                              (Name of Issuer)

                                Common Stock
                       ------------------------------
                       (Title of Class of Securities)

                                87156R 10 9
                       -----------------------------
                               (CUSIP Number)

                             February 14, 2002
                        -----------------------------
          (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

     [   ]  Rule 13d-1(b)
     [ X ]  Rule 13d-1(c)
     [   ]  Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                                Page 1 of 12







------------------------------------------------------------------------------
CUSIP No.  87156R 10 9             13G                           Page 2 of 12
------------------------------------------------------------------------------
     (1)  NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

          ZAM-BVF Investments, L.L.C.
------------------------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
              (a)  [ ]
              (b)  [ ]
------------------------------------------------------------------------------
     (3)  SEC USE ONLY

------------------------------------------------------------------------------
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
           Delaware
------------------------------------------------------------------------------
                                   (5)  SOLE VOTING POWER
           NUMBER OF                    0
            SHARES                 -------------------------------------------
         BENEFICIALLY              (6)  SHARED VOTING POWER
           OWNED BY                     1,107,015
             EACH                  -------------------------------------------
           REPORTING               (7)  SOLE DISPOSITIVE POWER
            PERSON                      0
             WITH                  -------------------------------------------
                                   (8)  SHARED DISPOSITIVE POWER
                                        1,107,015
------------------------------------------------------------------------------
    (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         1,107,015
------------------------------------------------------------------------------
   (10)  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES (See Instructions)        [ ]

------------------------------------------------------------------------------
   (11)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         9.2%
------------------------------------------------------------------------------
   (12)  TYPE OF REPORTING PERSON (See Instructions)
         OO
------------------------------------------------------------------------------






------------------------------------------------------------------------------
CUSIP No.  87156R 10 9             13G                           Page 3 of 12
------------------------------------------------------------------------------
     (1)  NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

           Ziff Asset Management, L.P.
------------------------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
              (a)  [ ]
              (b)  [ ]
------------------------------------------------------------------------------
     (3)  SEC USE ONLY

------------------------------------------------------------------------------
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
          Delaware
------------------------------------------------------------------------------
                                   (5)  SOLE VOTING POWER
           NUMBER OF                    0
            SHARES                 -------------------------------------------
         BENEFICIALLY              (6)  SHARED VOTING POWER
           OWNED BY                     1,107,015
             EACH                  -------------------------------------------
           REPORTING               (7)  SOLE DISPOSITIVE POWER
            PERSON                      0
             WITH                  -------------------------------------------
                                   (8)  SHARED DISPOSITIVE POWER
                                        1,107,015
------------------------------------------------------------------------------
    (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         1,107,015
------------------------------------------------------------------------------
   (10)  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES       [ ]

------------------------------------------------------------------------------
   (11)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         9.2%
------------------------------------------------------------------------------
   (12)  TYPE OF REPORTING PERSON (See Instructions)
         PN
------------------------------------------------------------------------------





------------------------------------------------------------------------------
CUSIP No.  87156R 10 9             13G                           Page 4 of 12
------------------------------------------------------------------------------
     (1)  NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

          PBK Holdings, Inc.
------------------------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
            (a)  [ ]
            (b)  [ ]
------------------------------------------------------------------------------
     (3)  SEC USE ONLY

------------------------------------------------------------------------------
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
          Delaware
------------------------------------------------------------------------------
                                   (5)  SOLE VOTING POWER
           NUMBER OF                    0
            SHARES                 -------------------------------------------
         BENEFICIALLY              (6)  SHARED VOTING POWER
           OWNED BY                     1,107,015
             EACH                  -------------------------------------------
           REPORTING               (7)  SOLE DISPOSITIVE POWER
            PERSON                      0
             WITH                  -------------------------------------------
                                   (8)  SHARED DISPOSITIVE POWER
                                        1,107,015
------------------------------------------------------------------------------
    (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         1,107,015
------------------------------------------------------------------------------
   (10)  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES             [ ]

------------------------------------------------------------------------------
   (11)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         9.2%
------------------------------------------------------------------------------
   (12)  TYPE OF REPORTING PERSON (See Instructions)
         CO
------------------------------------------------------------------------------





------------------------------------------------------------------------------
CUSIP No.  87156R 10 9             13G                           Page 5 of 12
------------------------------------------------------------------------------
     (1)  NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

           Philip B. Korsant
------------------------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
              (a)  [ ]
              (b)  [ ]
------------------------------------------------------------------------------
     (3)  SEC USE ONLY

------------------------------------------------------------------------------
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
          United States of America
------------------------------------------------------------------------------
                                   (5)  SOLE VOTING POWER
           NUMBER OF                    0
            SHARES                 -------------------------------------------
         BENEFICIALLY              (6)  SHARED VOTING POWER
           OWNED BY                     1,107,015
             EACH                  -------------------------------------------
           REPORTING               (7)  SOLE DISPOSITIVE POWER
            PERSON                      0
             WITH                  -------------------------------------------
                                   (8)  SHARED DISPOSITIVE POWER
                                        1,107,015
------------------------------------------------------------------------------
    (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         1,107,015
------------------------------------------------------------------------------
   (10)  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES       [ ]

------------------------------------------------------------------------------
   (11)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         9.2%
------------------------------------------------------------------------------
   (12)  TYPE OF REPORTING PERSON (See Instructions)
         IN
------------------------------------------------------------------------------









Item 1(a).  Name of Issuer.

Synaptic Pharmaceutical Corp. ("Synaptic")


Item 1(b).  Address of Issuer's Principal Executive Offices.

215 College Road
Paramus, NJ 07652


Item 2(a).  Name of Person Filing.

This Schedule 13G is being filed on behalf of the following persons ("Reporting Persons")*:

(i)      ZAM-BVF Investments, L.L.C.  ("ZAM-BVF")
(ii)     Ziff Asset Management, L.P. ("ZAM")
(iii)    PBK Holdings, Inc. ("PBK")
(iv)     Philip B. Korsant

* Attached as Exhibit 1 is a copy of an agreement among the Reporting Persons filing (as specified hereinabove) that this
         Schedule 13G is being filed on behalf of each of them.

Item 2(b).  Address of Principal Business Office or, if None, Residence.

ZAM-BVF Investments, L.L.C.
---------------------------
153 East 53rd Street - 43rd Floor
New York, NY 10022


Ziff Asset Management, L.P.
---------------------------
283 Greenwich Avenue
Greenwhich, CT 06830


PBK Holdings, Inc.
------------------
283 Greenwich Avenue
Greenwhich, CT 06830


Philip B. Korsant
-----------------
283 Greenwich Avenue
Greenwhich, CT 06830


Item 2(c).  Citizenship.

See Item 4 of the attached cover pages.

Item 2(d).  Title of Class of Securities.

Common Stock.


Item 2(e).  CUSIP Number.

87156R 10 9


Item 3.

Not applicable as this Schedule is filed pursuant to Rule 13d 1(c)


Item 4.  Ownership.

(a) Amount beneficially owned:
         See Item 9 of the attached cover pages.

(b) Percent of class:
         See Item 11 of the attached cover pages.

(c) Number of shares as to which such person has:

         (i) Sole power to vote or direct the vote:
                  See Item 5 of the attached cover pages.

         (ii) Shared power to vote or direct the vote:
                  See Item 6 of the attached cover pages.

         (iii) Sole power to dispose or to direct the disposition:
                  See Item 7 of the attached cover pages.

         (iv) Shared power to dispose or to direct the disposition:
                  See Item 8 of the attached cover pages.


Item 5.  Ownership of Five Percent or Less of a Class.

Not applicable.


Item 6.  Ownership of More than Five Percent on Behalf of Another Person.

Philip B. Korsant shares voting and dispositive power over the shares of Common Stock that he beneficially owns with ZAM, the owner of record of the shares of Common Stock issuable upon conversion of Series B Convertible Preferred Stock and Series C Convertible Preferred Stock. PBK also shares voting and dispositive power over the shares of Common Stock that it beneficially owns with ZAM. ZAM-BVF also shares voting and dispositive power over the shares of Common Stock that it beneficially owns with ZAM.

Item 7.  Identification and Classification of the Subsidiary Which Acquired
           the Security Being Reported on by the Parent Holding Company.

Not applicable.

Item 8.  Identification and Classification of Members of the Group.

Not applicable.

Item 9.  Notice of Dissolution of Group.

Not applicable.

Item 10.  Certification.

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                 SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:    March 4, 2002

                                      ZAM-BVF INVESTMENTS, L.L.C.

                                      By:  Ziff Asset Management, L.P.,
                                           its Member

                                           By: PBK Holdings, Inc., its general
                                               partner


                                               By: /s/ Timothy J. Mitchell
                                                   ----------------------------
                                                   Name:  Timothy J. Mitchell
                                                   Title: Vice President


                                      ZIFF ASSET MANAGEMENT, L.P.

                                      By: PBK Holdings, Inc., its
                                          general partner


                                          By: /s/ Timothy J. Mitchell
                                              --------------------------------
                                             Name:  Timothy J. Mitchell
                                             Title: Vice President


                                      PBK HOLDINGS, INC.


                                      By: /s/ Timothy J. Mitchell
                                          ------------------------------------
                                          Name: Timothy J. Mitchell
                                          Title: Vice President


                                      /s/ Philip B. Korsant
                                      ------------------------------------
                                      Name: Philip B. Korsant

                             INDEX TO EXHIBITS

                                                                           Page
                                                                           ----
EXHIBIT A         Agreement of Reporting Persons                            11

EXHIBIT B         Statement by Ziff Asset Management, L.P.                  12
                  disclaiming beneficial ownership of shares held by BVF Investments, L.L.C.

                                 EXHIBIT A


         The undersigned, ZAM-BVF Investments L.L.C., a Delaware limited liability company, Ziff Asset Management, L.P., a Delaware limited partnership, PBK Holdings, Inc., a Delaware corporation, and Philip B Korsant, hereby agree and acknowledge that the information required by this
Schedule 13G, to which this Agreement is attached as an exhibit, is filed on behalf of each of them. The undersigned further agree that any further amendments or supplements thereto shall also be filed on behalf of each of them.

Dated:  March 4, 2002

                                     ZAM-BVF INVESTMENTS, L.L.C.

                                     By:  Ziff Asset Management, L.P.,
                                          its Member

                                          By:  PBK Holdings, Inc., its general
                                               partner


                                          By: /s/ Timothy J. Mitchell
                                              --------------------------------
                                              Name:  Timothy J. Mitchell
                                              Title: Vice President


                                     ZIFF ASSET MANAGEMENT, L.P.

                                     By: PBK Holdings, Inc., its general
                                         partner


                                         By: /s/ Timothy J. Mitchell
                                             ---------------------------------
                                            Name:  Timothy J. Mitchell
                                            Title: Vice President


                                     PBK HOLDINGS, INC.


                                     By:  /s/ Timothy J. Mitchell
                                          ------------------------------------
                                          Name:  Timothy J. Mitchell
                                          Title: Vice President


                                     /s/ Philip B. Korsant
                                     --------------------------------
                                     Name: Philip B. Korsant

                                 EXHIBIT B


         Ziff Asset Management, L.P. ("ZAM"), a Delaware limited partnership, disclaims beneficial ownership of the shares of Common Stock of Synaptic Pharmaceutical Corp. beneficially owned by BVF Investments, L.L.C., a Delaware limited liability company, in which ZAM is the sole investor and majority owner, because ZAM has no control of the voting or disposition of the shares.


                                  ZIFF ASSET MANAGEMENT, L.P.

                                  By:  PBK Holdings, Inc., its general partner


                                       By: /s/ Timothy J. Mitchell
                                           -------------------------------
                                          Name:  Timothy J. Mitchell
                                          Title: Vice President